Exhibit 10.1
CHANGE IN CONTROL AGREEMENT
     This CHANGE IN CONTROL AGREEMENT (“Agreement”) is made as of [Date], between [Company] (the “Company”), and [Name] (the “Employee”).
     WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control (as defined below), although no such change is now contemplated;
     WHEREAS, in order to induce the Employee to remain in the employ of the Company, the Company agrees that the Employee shall receive the compensation set forth in this Agreement in the event the Employee’s employment with the Company is terminated in connection with a Change in Control as a cushion against the financial and career impact on the Employee of any such Change in Control;
     WHEREAS, the Company and the Employee agree that this Agreement shall replace and supersede any existing Change in Control Agreement between the Company or a Subsidiary or Affiliate (as defined below) and the Employee;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree that the Agreement shall read as follows:
     1. Definitions. For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:
     (a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of Regulation 12B under the Exchange Act.
     (b) A Person shall be deemed the “Beneficial Owner” of any securities: (i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange; (ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 of Regulation 13D-G under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this clause (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Proxy Rules under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or (iii) that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to clause (ii) above) or disposing of any voting securities of the Company; provided, however, that nothing in this Section 1(b) shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.
     (c) “Board” shall mean the Board of Directors of the Company.
     (d) “Change in Control” shall have the meaning set forth in the attached Exhibit A to this Agreement.
     (e) “Cause” shall mean (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. The determination of Cause shall be made by an affirmative vote of at least two-thirds of the members of the Board at a duly called meeting of the Board.
     (f) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (g) “Continuation Period” means the [Multiplier]-year period beginning on the Employee’s Termination Date.
     (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (i) “Good Reason Termination” shall mean a Termination of Employment initiated by the Employee upon one or more of the following occurrences:
          (i) any failure of the Company to comply with and satisfy any of the terms of this Agreement;
          (ii) any significant involuntary reduction of the authority, duties or responsibilities held by the Employee immediately prior to the Change in Control;
          (iii) any involuntary removal of the Employee from the employment grade, compensation level or officer positions which the Employee holds with the Company or, if the Employee is employed by a Subsidiary or Affiliate, with the Subsidiary or Affiliate, held by the Employee immediately prior to the Change in Control, except in connection with promotions to higher office;

          (iv) any involuntary reduction in the Employee’s target level of annual and long-term compensation as in effect immediately prior to the Change in Control;
          (v) any transfer of the Employee, without the Employee’s express written consent, to a location which is outside the general area in which the Employee’s principal place of business immediately preceding the Change in Control may be located at such time by more than 50 miles, other than on a temporary basis (less than 12 months); and
          (vi) the Employee being required to undertake business travel to an extent substantially greater than the Employee’s business travel obligations immediately prior to the Change in Control.
     (j) “Release” shall mean a release of any and all claims against the Company, its Affiliates, its Subsidiaries and all related parties with respect to all matters arising out of the Employee’s employment by the Company and its Affiliates and Subsidiaries, or the termination thereof (other than claims relating to amounts payable under this Agreement or benefits accrued under any plan, program or arrangement of the Company or any of its Subsidiaries or Affiliates) and shall be in the form required by the Company of its terminating executives immediately prior to the Change in Control.
     (k) “Subsidiary” shall mean any corporation in which the Company, directly or indirectly, owns at least a 50% interest or an unincorporated entity of which the Company, directly or indirectly, owns at least 50% of the profits or capital interests.
     (l) “Termination Date” shall mean the effective date of the Employee’s Termination of Employment, as specified in the Notice of Termination.
     (m) “Termination of Employment” shall mean the termination of the Employee’s actual employment relationship with the Company and its Subsidiaries and Affiliates.
     2. Notice of Termination. Any Termination of Employment upon or following a Change in Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for the Employee’s Termination of Employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).
     3. Severance Compensation upon Termination of Employment.
     (a) Subject to the provisions of Section 10 hereof, in the event of the Employee’s involuntary Termination of Employment by the Company or a Subsidiary or Affiliate for any reason other than Cause or in the event of a Good Reason Termination, in either event upon or within two years after a Change in Control, the Employee, upon the execution of a Release, shall receive the amount described in subsection (i) or (ii) below, whichever produces the greater benefit:

          (i) The Employee shall receive the severance compensation and benefits (including without limitation paid notice) that the Employee is entitled to receive under the terms of the Company’s severance plan applicable to the Employee, which severance compensation and benefits shall be paid in the manner and according to the terms of this Agreement, or
          (ii) The Employee shall receive the severance compensation and benefits described in subsection (b) below.
     (b) If subsection (a)(ii) applies, the Employee shall receive the following amounts in lieu of any severance compensation and benefits under the Company’s severance plan:
          (i) The Company shall pay to the Employee a lump sum cash payment equal to [Multiplier] multiplied by the sum of (1) the Employee’s annual base salary plus (2) the Employee’s annual bonus. The annual base salary for this purpose shall be the Employee’s annual base salary in effect as of the date of the Employee’s Termination of Employment. The annual bonus shall be calculated for this purpose as the greater of (x) the average annual cash bonus paid to the Employee for the three full fiscal years of the Company preceding the fiscal year in which the Termination Date occurs or (y) the Employee’s target annual cash bonus for the fiscal year in which the Termination Date occurs. For purposes of the preceding sentence, if the Employee has not received an annual cash bonus for three full fiscal years, the Employee’s average annual cash bonus shall be determined by dividing the total annual cash bonuses received by the Employee during the preceding three full fiscal years by the number of full and fractional years for which the Employee received an annual cash bonus during such three-year period.
          (ii) During the Continuation Period, the Employee shall continue to be entitled to participate in the medical and dental, basic life insurance and supplemental life insurance plans of the Company or Subsidiary or Affiliate (to the extent such benefits remain in effect for other executives of the Company from time to time during the Continuation Period) based upon the amount of benefit provided to the Employee as of the Employee’s Termination of Employment. The Employee shall be responsible for making required contributions, on an after-tax basis, at the rate required of all executive employees at the time of the Participant’s Termination of Employment of thereafter. If it is not possible to continue any of the foregoing coverages without violation of tax, legal or insurance requirements, the Company shall pay to the Employee a single lump sum payment equal to the present value of the cost of such coverage for the Continuation Period on the first day on which severance compensation is paid pursuant to subsection (c) below; provided that if payment in a lump sum would cause taxation under section 409A of the Code, the Company shall pay the cost of such coverage for each calendar year (or portion thereof) that falls within the Continuation Period on the first business day during each such calendar year (or portion thereof) on which payment can be made without causing taxation under section 409A.
          (iii) The Employee’s benefit under the Company’s executive retirement plan shall be calculated as if the Employee had continued in employment during the Continuation Period, earning base salary and bonus at the annual rate calculated under subsection (i) above.

          (iv) The Company shall pay to the Employee an amount equal to the Employee’s target annual cash bonus amount for the Company’s fiscal year in which the Termination Date occurs, multiplied by the number of months (with a partial month counting as a full month) elapsed in the fiscal year to the Termination Date and divided by 12, together with any amounts previously deferred by the Employee under the Company’s annual bonus plan (with interest thereon at the rate prescribed by such plan), as well as any amounts due but not yet paid from the prior year under such plan.
     (c) Except as otherwise required by section 409A of the Code, the amounts described in subsections (a) and (b) above shall be paid within 30 days after the end of the revocation period for the Release. The Company shall provide the Release to the Employee on or before the Termination Date, and the Employee shall execute the Release during the time period permitted by applicable law. If payment is required to be delayed for a period of time after the Termination Date (a “Postponement Period”) pursuant to section 409A of the Code, the accumulated amounts withheld on account of section 409A of the Code, with accrued interest as described in Section 5 below, shall be paid in a lump sum payment within five days after the end of the Postponement Period. If the Employee dies during such the Postponement Period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code, with accrued interest as described in Section 5 below, shall be paid to the personal representative of the Employee’s estate within 60 days after the date of the Employee’s death. Payments under this Agreement shall be made by mail to the last address provided for notices to the Employee pursuant to Section 13 of this Agreement.
     4. Other Payments.
     Upon any Termination of Employment entitling the Employee to payments under this Agreement, the Employee shall receive all accrued but unpaid salary and all benefits accrued and payable under any plans, policies and programs of the Company and its Subsidiaries or Affiliates, except for benefits payable under the Company’s severance plan (other than as provided in Section 3(a)(i) of this Agreement).
     5. Interest; Enforcement.
     (a) If payment of the amounts described in Section 3 or Section 10 is delayed pursuant to section 409A of the Code, the Company shall pay interest at the rate described below on the postponed payments from the Employee’s Termination Date to the date on which such amounts are paid. If the Company shall fail or refuse to pay any amounts due the Employee under Section 3 or 10 on the applicable due date, the Company shall pay interest at the rate described below on the unpaid payments from the applicable due date to the date on which such amounts are paid. Interest shall be credited at an annual rate equal to the rate announced by Mellon Bank, N.A. (or its successor) as its “prime rate” as of the Employee’s Termination Date, plus 1%, compounded annually.
     (b) It is the intent of the parties that the Employee not be required to incur any expenses associated with the enforcement of the Employee’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, the Company shall pay the Employee on demand the amount necessary to reimburse the Employee in full for all reasonable expenses (including all attorneys’ fees and legal expenses) incurred by the Employee in enforcing any of the obligations of the Company under this Agreement. The Employee shall notify the Company of the expenses for which the Employee demands reimbursement within 60 days after the Employee receives an invoice for such expenses, and the Company shall pay the reimbursement amount within 15 days after receipt of such notice.
     6. No Mitigation. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
     7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company, or any of its Subsidiaries or Affiliates, and for which the Employee may qualify.
     8. No Set-Off. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.
     9. Taxation.
     (a) Notwithstanding anything in this Agreement to the contrary, the Company shall not pay benefits under this Agreement earlier than the earliest date permitted by section 409A of the Code, or later than the latest date permitted by section 409A, in order to enable the Executive to avoid taxation under section 409A of the Code. Compensation that is subject to section 409A of the Code shall only be paid upon an event permitted by section 409A, and this Agreement shall be administered consistently with section 409A, to the extent applicable.
     (b) All payments under this Agreement shall be subject to all requirements of the law with regard to tax withholding and reporting and filing requirements, and the Company shall use its best efforts to satisfy promptly all such requirements.
     10. Gross-Up Payment.
     (a) Except as otherwise provided in subsection (b) below, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall pay to the Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee after deduction of any Excise Tax (as defined below), and any federal, state and local income tax, employment tax and Excise Tax imposed upon the Gross-Up Payment, shall be equal to the Payment. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax and employment tax at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee’s residence on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.
     (b) Notwithstanding the foregoing, the Gross-Up Payment described in subsection (a) shall not be paid to the Employee if the aggregate Parachute Value (as defined below) of all Payments does not exceed 110% of the Safe Harbor Amount (as defined below). The “Parachute Value” of a Payment is the present value as of the date of the Change in Control of the portion of the Payment that constitutes a “parachute payment” under section 280G(b)(2) of the Code, as determined by the Accounting Firm (as defined below) in accordance with section 280G(b)(2) of the Code. The “Safe Harbor Amount” is the maximum dollar amount of payments in the nature of compensation that are contingent on a change in control (as described in section 280G of the Code) and that may be paid or distributed to the Employee without imposition of the Excise Tax.
     (c) In the event that the Company does not pay a Gross-Up Payment as a result of subsection (b), the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with section 280G(d)(4) of the Code. Unless the Employee shall have elected another method of reduction by written notice to the Company prior to the Change in Control, the Company shall reduce the Payments under this Agreement by first reducing Payments that are not payable in cash and then by reducing cash Payments. Only amounts payable under this Agreement (including without limitation amounts described in Section 3(a)(i) above) shall be reduced pursuant to this subsection (c).
     (d) All determinations to be made under this Section 10 shall be made by an independent registered public accounting firm selected by the Company immediately prior to the Change in Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Employee within 10 days of the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee.
     (e) The Company shall pay the applicable Gross-Up Payment as and when the Excise Tax is incurred on a Payment. The Gross-Up Payment shall be paid in accordance with section 409A of the Code, to the extent applicable. If required in order to comply with section 409A of the Code, (i) the Gross-Up Payment attributable to Payments other than severance compensation and benefits described in section 3 shall be paid in a lump sum payment upon the closing of the Change in Control, and (ii) the Gross-Up Payment attributable to severance compensation and benefits shall be paid in a lump sum payment on the first day on which severance compensation is paid pursuant to Section 3. If the amount of a Gross-Up Payment cannot be fully determined by the date on which the applicable portion of the Payment becomes subject to the Excise Tax (“Payment Date”), the Company shall pay to the Employee by the Payment Date an estimate of such Gross-Up Payment, as determined by the Accounting Firm, and the Company shall pay to the Employee the remainder of such Gross-Up Payment (if any) as soon as the amount can be determined, but in no event later than 20 days after the Payment Date. If for any reason the Gross-Up Payment is subject to interest or additional tax amounts described in section 409A(a)(1)(B) or section 409A(b)(4) of the Code (“Section 409A penalties”), the amount of the Gross-Up Payment shall be determined by taking into account any amount necessary to pay the Section 409A penalties.
     (f) In the event that upon any audit by the Internal Revenue Service, or by a state or local taxing authority, of the Payment or Gross-Up Payment, a change is finally determined to be required in the amount of taxes paid by the Employee, appropriate adjustments shall be made under this Agreement such that the net amount which is payable to the Employee after taking into account the provisions of section 280G, section 4999 and section 409A of the Code shall reflect the intent of the parties as expressed in subsections (a), (b), (c) and (e) above, in the manner determined by the Accounting Firm.
     (g) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.
     11. Term of Agreement. The term of this Agreement shall be for three years from the date hereof and shall be automatically renewed for successive one-year periods unless the Company notifies the Employee in writing that this Agreement will not be renewed at least 60 days prior to the end of the then current term; provided, however, that (i) if a Change in Control occurs during the term of this Agreement, this Agreement shall remain in effect for two years following such Change in Control or until all of the obligations of the parties hereunder are satisfied or have expired, if later, and (ii) this Agreement shall terminate if the Employee’s employment with the Company terminates for any reason before a Change in Control (regardless of whether the Employee is thereafter employed by a Subsidiary or Affiliate of the Company).
     12. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to notify the Employee in writing as to such successorship, to provide the Employee the opportunity to review and agree to the successor’s assumption of this Agreement or to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, the Company shall mean the Company as defined above and any such successor or successors to its business or assets, jointly and severally.
     13. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:
          If to the Company, to:
460 North Gulph Road
King of Prussia, PA 19406
Attention: Corporate Secretary
          If to the Employee, to the most recent address provided by the Employee to the Company or a Subsidiary or Affiliate for payroll purposes, or to such other address as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change in Control, notice at the last address of the Company or any successor pursuant to Section 12 shall be deemed sufficient for the purposes hereof. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.
     14. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.
     15. Contents of Agreement; Amendment. This Agreement supersedes all prior agreements with respect to the subject matter hereof (including without limitation any Change in Control Agreement in effect between the Company or a Subsidiary or Affiliate and the Employee) and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement cannot be amended except pursuant to approval by the Board and a written amendment executed by the Employee and the Chair of the Compensation and Management Development Committee of the Board. The provisions of this Agreement may require a variance from the terms and conditions of certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof in order to obtain the maximum benefits for the Employee. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

     16. No Right to Continued Employment. Nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company or a Subsidiary or Affiliate.
     17. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee and the Company hereunder shall not be assignable in whole or in part.
     18. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
     19. Remedies Cumulative; No Waiver. No right conferred upon the Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.
     20. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     21. Arbitration. In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Montgomery County, Pennsylvania, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before one arbitrator who shall be an executive officer or former executive officer of a publicly traded corporation, selected by the parties. Any award entered by the arbitrator shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrator shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. The Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrator and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses).

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above. By executing this Agreement, the undersigned acknowledge that this Agreement replaces and supersedes any prior Change in Control Agreement or understanding regarding the matters described herein.

[Company]

ATTEST:

By:

Title:

Witness	Employee

EXHIBIT A
AMERIGAS PROPANE, INC.
CHANGE IN CONTROL
For purposes of this Agreement, “Change in Control” shall mean:
     (i) Any Person (except the Employee, his Affiliates and Associates, UGI Corporation (“UGI”), any Subsidiary of UGI, any employee benefit plan of UGI or of any Subsidiary of UGI, or any Person or entity organized, appointed or established by UGI or any Subsidiary of UGI for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner in the aggregate of 20% or more of either (i) the then outstanding shares of common stock of UGI (the “Outstanding UGI Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of UGI entitled to vote generally in the election of directors (the “UGI Voting Securities”); or
     (ii) Individuals who, as of the beginning of any 24-month period, constitute the UGI Board of Directors (the “Incumbent UGI Board”) cease for any reason to constitute at least a majority of the Incumbent UGI Board, provided that any individual becoming a director of UGI subsequent to the beginning of such period whose election or nomination for election by the UGI stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent UGI Board shall be considered as though such individual were a member of the Incumbent UGI Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of UGI; or
     (iii) Consummation by UGI of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Outstanding UGI Common Stock and UGI Voting Securities immediately prior to such Business Combination do not, following such Business Combination, Beneficially Own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding UGI Common Stock and UGI Voting Securities, as the case may be; or
     (iv) (A) Consummation of a complete liquidation or dissolution of UGI or (B) sale or other disposition of all or substantially all of the assets of UGI other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding UGI Common Stock and UGI Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding UGI Common Stock and UGI Voting Securities, as the case may be, immediately prior to such sale or disposition; or

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     (v) Consummation by the Company, AmeriGas Partners, L.P. (the “Public Partnership”) or AmeriGas Propane, L.P. (the “Operating Partnership”) of a reorganization, merger or consolidation (a “Propane Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the Company’s voting securities or of the outstanding units of the Public Partnership (“Outstanding Units”) immediately prior to such Propane Business Combination do not, following such Propane Business Combination, Beneficially Own, directly or indirectly, (a) if the entity resulting from such Propane Business Combination is a corporation, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of such corporation in substantially the same proportion as their ownership immediately prior to such Combination of the Company’s voting securities or the Outstanding Units, as the case may be, or, (b) if the entity resulting from such Propane Business Combination is a partnership, more than fifty percent (50%) of the then outstanding common units of such partnership in substantially the same proportion as their ownership immediately prior to such Propane Business Combination of the Company’s voting securities or the Outstanding Units, as the case may be; or
     (vi) (A) Consummation of a complete liquidation or dissolution of the Company, the Public Partnership or the Operating Partnership or (B) sale or other disposition of all or substantially all of the assets of the Company, the Public Partnership or the Operating Partnership other than to an entity with respect to which, following such sale or disposition (I) if such entity is a corporation, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Company’s voting securities or of the Outstanding Units, as the case may be, immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Company’s voting securities or of the Outstanding Units, as the case may be, immediately prior to such sale or disposition, or (II) if such entity is a partnership, more than 50% of the then outstanding common units is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Company’s voting securities or of the Outstanding Units, as the case may be, immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Company’s voting securities or of the Outstanding Units immediately prior to such sale or disposition; or
     (vii) UGI and its Subsidiaries fail to own more than 50% of the then outstanding general partnership interests of the Public Partnership or the Operating Partnership; or
     (viii) UGI and its Subsidiaries fail to own more than 50% of the then outstanding shares of common stock of the Company or more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or
     (ix) The Company is removed as the general partner of the Public Partnership by vote of the limited partners of the Public Partnership, or is removed as the general partner of the Public Partnership or the Operating Partnership as a result of judicial or administrative proceedings involving the Company, the Public Partnership or the Operating Partnership.

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EXHIBIT B
AMERIGAS PROPANE, INC
CHANGE IN CONTROL
MULTIPLIERS

Name	Title	Multiplier

Eugene V. N. Bissell	President & Chief Executive Officer	3

Jerry E. Sheridan	Vice President — Finance &	2
	Chief Financial Officer

William D. Katz	Vice President — Human Resources	2

1